Exhibit (a)(1)(iv)

                    GEORGESON SHAREHOLDER COMMUNICATIONS INC.
                           17 STATE STREET, 10TH FLOOR
                            NEW YORK, NEW YORK 10004

                        BANKS AND BROKERS: (212) 440-9800
                    ALL OTHERS CALL TOLL FREE: (888) 264-7027


                           OFFER TO PURCHASE FOR CASH
                      ALL OF THE OUTSTANDING COMMON SHARES
                              OF RSI HOLDINGS, INC.
                   AT A PURCHASE PRICE OF $0.10 NET PER SHARE
                            BY BCM ACQUISITION CORP.

THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON MARCH 11, 2005, UNLESS THE TENDER OFFER IS EXTENDED.

                                January 28, 2005

TO BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES AND OTHER NOMINEES:

BCM Acquisition Corp., a South Carolina corporation (the "Offeror"), has engaged Georgeson Shareholder Communications Inc. to act as the Information Agent in connection with its offer to purchase all outstanding shares of the common stock of RSI Holdings, Inc. ("RSI"), par value $0.01 per share (the "Shares") at a cash purchase price of $0.10 net per share, without interest thereon.

The offer is being made upon the terms and subject to the conditions set forth in the enclosed Offer to Purchase dated January 28, 2005 (the "Offer to Purchase") and the related Letter of Transmittal (which together with the Offer to Purchase, as either may be amended or supplemented from time to time, constitute the "Offer").

The Offeror will pay the purchase price for all Shares validly tendered and not withdrawn, subject to the conditions set forth in the Offer to Purchase. The Offeror will return at its own expense all Shares that are not, for whatever reason, purchased pursuant to the Offer.

The Offer is conditioned upon, among other things, there being validly tendered and not validly withdrawn prior to the expiration date of the Offer sufficient shares such that, after the purchase of the Shares pursuant to the Offer and contribution of Shares to BCM by the BCM shareholders as described in the section of the Offer to Purchase entitled "The Offer - Contribution of Mickel Shares", BCM would own at least 90% of the voting securities of RSI.

For your information and for forwarding to your clients, we are enclosing the following documents:

l. The Offer to Purchase;

2. The Letter of Transmittal for your use and for the information of your clients (together with accompanying instructions and Substitute Form W-9);

3. The Notice of Guaranteed Delivery to be used to accept the Offer if none of the procedures for tendering shares described in the Offer to Purchase can be completed on a timely basis;

4. A form of letter that may be sent to each client for whose account you hold shares registered in your name or in the name of your nominee, with space for obtaining such client's instructions with regard to the Offer;

5. Guidelines of the Internal Revenue Service for Certification of Taxpayer Identification Number on Substitute Form W-9; and

6. A return envelope addressed to American Stock Transfer & Trust Company (the "Depositary").

At    RSI's    request,    we    have    also    included    a   copy   of   its
Solicitation/Recommendation Statement on Schedule 14D-9.

WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON MARCH 11, 2005, UNLESS THE OFFER IS EXTENDED.

The Offeror will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Shares pursuant to the Offer (other than to Georgeson Shareholder Communications, Inc., as the Information Agent). The Offeror will pay all stock transfer taxes applicable to its purchase of Shares pursuant to the Offer, except as otherwise provided in the Letter of Transmittal.

In order to take advantage of the Offer, a stockholder must complete and sign the Letter of Transmittal or a copy of the Letter of Transmittal in accordance with the instructions in the Letter of Transmittal and either mail or deliver it with any required signature guarantee or, in the case of book-entry transfer, deliver an Agent's Message (as defined in the Offer to Purchase), or , in the case of a tender pursuant to the Automated Tender Offer Program of the Book-Entry Transfer Facility (as defined in the Offer to Purchase), the express acknowledgment that such stockholder has received and agreed to be bound by the Letter of Transmittal and that the Letter of Transmittal may be enforced against the stockholder, and any other required documents to American Stock Transfer & Trust Company, the Depositary, and either mail or deliver the stock certificates for the Shares or tender the Shares pursuant to the procedures for book-entry transfer or the procedures of the Automated Tender Offer Program of the Book-Entry Transfer Facility described in the Offer to Purchase and Letter of Transmittal. Any stockholder who desires to tender Shares and whose certificates for the Shares are not immediately available or who cannot comply with the procedure for book-entry transfer or the Automated Tender Offer Program of the Book-Entry Transfer Facility on a timely basis or whose other required documents cannot be delivered to the Depositary by the expiration of the offer should tender the Shares by following the procedures for guaranteed delivery set forth in the Offer to Purchase.

Any questions or requests for assistance or additional copies of the enclosed materials may be directed to Georgeson Shareholder Communications Inc., the Information Agent, at its address and telephone number set forth on the back cover of the enclosed Offer to Purchase.

                                    Very truly yours,

                                    Georgeson Shareholder Communications Inc.

NOTHING CONTAINED IN THIS DOCUMENT OR IN THE ENCLOSED DOCUMENTS WILL MAKE YOU OR ANY OTHER PERSON THE AGENT OF THE OFFEROR, THE INFORMATION AGENT OR THE
DEPOSITARY OR ANY AFFILIATE OF ANY OF THE FOREGOING, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER EXCEPT THE STATEMENTS EXPRESSLY MADE IN THE OFFER TO PURCHASE AND THE LETTER OF TRANSMITTAL.